EXHIBIT 99.1

Wetrade Group Inc. Announces Entry of Securities Purchase Agreements

BEIJING, April 6, 2023 /PRNewswire/ -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across multiple industries, today announced that it has entered into those certain securities purchase agreements with certain accredited investors for the sale and issuance of a new series of senior secured convertible notes in the original principal amount of $18,333,333.33 (the "Notes") and common stock purchase warrants to purchase up to 25% of the shares of common stock underlying the Notes (the "Warrants") at initial exercise of $1.00 per share, subject to adjustment, subject to customary closing conditions. The net proceeds, after original issue discount will total $16.5 million. The transaction has not been closed as of the date hereof.

Provided no Event of Default (as defined in the Notes) has occurred, the Notes will accrue interest at an interest rate of 5% per annum, and the Company will be required to pay installment amounts, or at its option redeem such amounts under the Notes each month commencing on the last trading day of the calendar month in which the control account trigger date occurs, and thereafter, the last trading day of each calendar month until the maturity date of eighteen months from issuance, at which time all outstanding amounts remaining, if any, will be due and payable in full.

At the Company's option, each redemption payment can be made in cash or stock at a discount to the then-current closing bid price at the time of the redemption. The investor will also have the right to an accelerated conversion of any or all of the outstanding balance of the Notes into stock. The Notes will be secured by substantially all assets of the Company and will rank superior to all outstanding and future indebtedness of the Company. The Warrant can be exercised on a cashless basis. The exercise price of the Warrant is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the Warrant will be adjusted to such lower price, and the number of shares underlying the Warrant will increase proportionately.

The Company expects to use the proceeds from the sale of the Notes for general corporate purposes, which may include, among other things, research and development, legal and accounting fees. The Notes, Warrants, and the shares issuable upon the conversion of the Notes and the exercise of the Warrants are offered and sold pursuant to exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Univest Securities, LLC served as the sole placement agent in the transaction.

About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The four business segments of WeTrade Group are YCloud, WTPay,Y-Health and YG.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business.

Y-Health is the sector focusing on public health business, which engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

YG is the new energy business segment which mainly provides tools and technical support for the digital new energy industry in the Middle East and Central Asia.

For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

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